HanesBrands
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-8080

news release

FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386

Analysts and Investors, contact:	T.C. Robillard, (336) 519-2115

HANESBRANDS ANNOUNCES NEW $1 BILLION SHARE REPURCHASE AUTHORIZATION AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

WINSTON-SALEM, N.C. (April 27, 2016) - HanesBrands (NYSE: HBI), a leading marketer of everyday basic apparel under world-class brands in the Americas, Asia and Europe, today announced that its Board of Directors has declared a regular quarterly cash dividend of $0.11 per share and approved a new share-repurchase authorization for up to 40 million shares.

Hanes’ capital allocation strategy is to invest in the business and pay quarterly cash dividends, and then use excess cash to repurchase shares and use debt to fund acquisitions if the company is within its target net-debt ratio of 2 to 3 times earnings before interest, taxes, depreciation and amortization.

The regular quarterly cash dividend of $0.11 per share will be paid June 7, 2016, to stockholders of record at the close of business May 17, 2016. The dividend is the thirteenth consecutive quarterly return of cash to stockholders since Hanes initiated its cash dividend program in April 2013.

The new repurchase plan authorizes the company to buy up to 40 million shares, valued at more than $1 billion at today’s share price, without expiration. The new plan replaces the company’s previous share-repurchase authorization for 40 million shares that was originally approved in 2007. The company repurchased nearly 38 million shares under that authorization.

The repurchase authorization enables the company to purchase its ordinary shares from time to time through open market purchases, negotiated transactions or other means, including 10b5-1 trading plans in accordance with applicable securities laws or other restrictions. No time period has been set for the repurchase program, and any such program may be suspended or discontinued at any time.

Cautionary Statement Concerning Forward-Looking Statements
This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws. In particular, among others, statements in this press release regarding HanesBrands’ intention to repurchase shares of its common stock from time to time under the stock repurchase program and the source of funding are forward-looking statements that are subject to risks and uncertainties. These forward-looking statements are based on our

HanesBrands Announces New $1 Billion Share Repurchase Authorization and Declares Regular Quarterly Cash Dividend - Page 2

current intent, beliefs, plans and expectations. Readers are cautioned not to place any undue reliance on any forward-looking statements. Forward-looking statements necessarily involve risks and uncertainties, many of which are outside of our control, that could cause actual results to differ materially from such statements and from our historical results and experience. These risks and uncertainties include such things as: the market price of our stock prevailing from time to time, the nature of other investment opportunities presented to us from time to time, our cash flows from operations, general economic conditions, our ability to access sufficient capital at reasonable rates or commercially reasonable terms or to maintain sufficient liquidity in the amounts and at the times needed; risks associated with our indebtedness; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and HanesBrands undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, other than as required by law.

HanesBrands

HanesBrands, based in Winston-Salem, N.C., is a socially responsible leading marketer of everyday basic innerwear and activewear apparel in the Americas, Europe and Asia under some of the world’s strongest apparel brands, including Hanes, Champion, Playtex, DIM, Bali, Maidenform, JMS/Just My Size, L’eggs, Wonderbra, Nur Die/Nur Der, Lovable and Gear for Sports. The company sells T-shirts, bras, panties, shapewear, underwear, socks, hosiery, and activewear produced in the company’s low-cost global supply chain. A member of the S&P 500 stock index, Hanes has approximately 65,300 employees in more than 40 countries and is ranked No. 490 on the Fortune 500 list of America’s largest companies by sales. Hanes takes pride in its strong reputation for ethical business practices. The company is the only apparel producer to ever be honored by the Great Place to Work Institute for its workplace practices in Central America and the Caribbean, and is ranked No. 160 on the Forbes magazine list of America’s Best Employers. For seven consecutive years, Hanes has won the U.S. Environmental Protection Agency Energy Star sustained excellence/partner of the year award - the only apparel company to earn sustained excellence honors. The company ranks No. 246 on Newsweek magazine’s green list of 500 largest U.S. companies. More information about the company and its corporate social responsibility initiatives, including environmental, social compliance and community improvement achievements, may be found at www.Hanes.com/corporate.

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